Exhibit 99.1

For Immediate Release	Contact infoGROUP Press Office
August 20, 2008	(402) 593-4517
E-mail: ir@infoUSA.com
infoGROUP Announces Leadership Changes
Bill Fairfield Named CEO;
Bernard Reznicek Appointed Chairman of the Board
OMAHA, Nebraska — infoGROUP (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, email marketing and global information solutions, today announced that Vinod Gupta has resigned as the Company’s Chief Executive Officer (CEO). Mr. Gupta will remain on the Board of Directors. Bill L. Fairfield, who has served as Chairman of the Board of Directors, has been named the Company’s new Chief Executive Officer. Bernard W. Reznicek, a current director, has assumed the role of Chairman of the Board of Directors.
In July of this year, Mr. Fairfield assumed the position of Chairman of the Board after the Board’s Special Litigation Committee (SLC) separated the roles of Chairman and CEO.
In connection with Mr. Gupta’s resignation, the Company announced that it has entered into a settlement agreement with Mr. Gupta and the other parties named in the consolidated complaint In re infoUSA, Inc. Shareholders Litigation, Consol. Civil Action No. 1956-CC (Del. Ch.).
Today’s announcement is the result of a cooperative decision between Mr. Gupta and the Board of Directors. The Board believes that its selection of Mr. Fairfield and Mr. Reznicek will ensure a seamless transition as the Company continues to move forward.
Mr. Fairfield stated, “Vin Gupta founded infoGROUP in 1972 and for more than three decades has guided the Company’s tremendous growth. We are grateful for his leadership and we want to thank him for his contributions.”
“After long deliberation I have decided that this change is in the best interest of the Company,” said Mr. Gupta. “I look forward to continuing my service as a director of the Company and to pursuing new business opportunities.”

Mr. Reznicek added, “infoGROUP is a financially strong company with a healthy balance sheet, solid cash flow and tremendous growth potential. One of our top priorities is to ensure that infoGROUP continues to provide the best, highest quality products and services to our customers in the industries we serve.”
About Bernard Reznicek
Mr. Reznicek is currently President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment and real estate development company. Mr. Reznicek was an executive with Central States Indemnity Company, a Berkshire Hathaway Company, from January 1997 until January 2003. He served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997. Mr. Reznicek has over 40 years of leadership experience in the electric utility industry. He served as Chairman and Chief Executive Officer of Boston Edison from September 1987 to July 1994. Prior to being recruited to lead Boston Edison, he served in various executive positions over his 30 year career at Omaha Public Power District (OPPD). He was President and Chief Executive Officer of OPPD from 1981 – 1987. Mr. Reznicek currently serves as the Chairman of the Board of Directors of CSG Systems International, Inc. and is a director of Pulte Homes, Inc. He has served as a director of infoGROUP since March 2006 and is currently chair of the Compensation Committee as well as a member of the Board’s Audit Committee and Special Litigation Committee.
About Bill L. Fairfield
Mr. Fairfield is currently the Chairman of DreamField Partners Inc., a company focused on economic development of the Mid-Plains region through management services and venture capital assistance. Mr. Fairfield currently serves on the Board of Directors and as Chair of the Audit Committee of The Buckle, Inc. (NYSE: BKE), a retailer of casual apparel, footwear and accessories for young men and women. From 2002 to 2004, Mr. Fairfield was the Executive Vice President of Sitel Corporation, and from 1991 to 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991 Mr. Fairfield was CEO of Valcom, the predecessor company to Inacom Corp. Mr. Fairfield has served as the infoGROUP Board of Director’s lead independent director since November 2005, and is currently a member the Nominating and Corporate Governance Committee and the Special Litigation Committee.
About infoGROUP
infoGROUP (www.infoGROUP.com) (NASDAQ: IUSA), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
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